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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 28, 2005

                             REX STORES CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                   001-09097                    31-1095548
(State or other jurisdiction   (Commission File No.)    (IRS Employer Identification No.)
      of incorporation)

        2875 Needmore Road, Dayton, Ohio                        45414
   (Address of principal executive offices)                   (Zip Code)

       Registrant's telephone number, including area code: (937) 276-3931

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01  Entry into a Material Definitive Agreement.

         On November 29, 2005, REX Stores Corporation (the "Company"), through its wholly-owned subsidiary Rex Radio and Television, Inc., entered into a new employment agreement with Stuart A. Rose, the Chairman and Chief Executive Officer of the Company. Under the employment agreement, Mr. Rose will be paid an annual salary of $154,500 and annual cash bonuses based upon (i) the earnings before income taxes ("EBT") of the retail business of the Company ("Retail EBT") starting at $5,000 for each $1 million of Retail EBT up to $5 million and increasing incrementally to $15,000 for each $1 million of Retail EBT over $20 million and (ii) the earnings before income taxes of the synthetic fuel or other alternative energy investments of the Company ("Energy Investment EBT") equal to 3% of the Energy Investment EBT for the fiscal year, provided that Mr. Rose will in no event receive a total cash bonus exceeding $1 million in any fiscal year. Mr. Rose is also eligible to participate in all employee benefit plans.

         Mr. Rose's employment agreement is for a term of two years and one month commencing January 1, 2006 and continuing through January 31, 2008 and is automatically renewed for additional one-year terms unless earlier terminated by resignation, death, total disability or termination for cause, or unless terminated by either party upon 180 days notice. Termination for "cause" means Mr. Rose's repeated failure or refusal to perform his duties under the agreement, violation of any material provision of the agreement, or clear and intentional violation of law involving a felony which has a materially adverse effect on the Company. If Mr. Rose's employment is terminated by the Company without cause, he is entitled to the balance of his annual salary plus all rights to the bonuses based on Retail EBT and Energy Investment EBT for the remainder of the employment period. If Mr. Rose's employment is terminated for any other reason, he is entitled to a pro rata portion of his annual salary and cash bonuses based upon the date of termination.

         The foregoing description is qualified in its entirety by reference to the employment agreement which is filed as an exhibit to this report.

Item 8.01  Other Events.

         On November 28, 2005, Rex Radio and Television, Inc., a wholly-owned subsidiary of the Company, entered into an agreement to purchase a convertible secured promissory note. The proceeds of the note will be used to capitalize a limited liability company that intends to construct and, subsequently, operate an ethanol producing facility. The purchase of the note is expected to occur before June 1, 2006, subject to the limited liability company obtaining additional financing and certain other conditions. The note purchase agreement will require the Company to obtain an irrevocable letter of credit of $5 million, the principal amount of the convertible secured promissory note, to secure the Company's obligation to purchase the note.

         The note will allow the Company, at its sole discretion, to convert the note into an equity interest in the limited liability company.

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Item 9.01 Financial Statements and Exhibits.

         (c) Exhibits

         10(a) Employment Agreement dated November 29, 2005 between Rex Radio and Television, Inc. and Stuart A. Rose



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           REX STORES CORPORATION



Date: November 29, 2005                    By: /s/ DOUGLAS L. BRUGGEMAN
                                               ------------------------
                                           Name:    Douglas L. Bruggeman
                                           Title:   Vice President-Finance,
                                                    Chief Financial Officer and
                                                    Treasurer


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